INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT OF
GROBSTEIN, HORWATH & COMPANY LLP
We consent to the incorporation by reference in each of the Registration Statement on Form S-3 (No. 333-129501), Registration Statement on Form S-3 (No. 333-124998), Registration Statement on Form S-8 (No. 333-108363), and Registration Statement on Form S-8 (No. 333-108362) of Syntax-Brillian Corporation of our report dated October 7, 2005, relating to the financial statements of the Home and Personal Entertainment Business of Syntax Groups Corporation as of June 30, 2005 and 2004 and the related statements of operations, owner’s net investment, and cash flows for each of the two years then ended and for the period from April 21, 2003 (inception) to June 30, 2003, which report is included in this Amendment No. 1 to Current Report on Form 8-K/A.
/s/ Grobstein, Horwath & Company LLP
February 10, 2006